                                                                   EXHIBIT 10.9

                   STRATEGIC ALLIANCE AND MARKETING AGREEMENT

This Agreement is entered into as of this 22nd day of October, 1998 (the "Effective Date") by and between Unisys Corporation (hereinafter "Unisys"), a Delaware corporation, with offices at 8008 Westpark Drive, McLean, Virginia 22102, and Objective Communications, Inc., (hereinafter "Seller" or "Objective"), a Delaware corporation, with offices at 50 International Drive, Portsmouth, New Hampshire 03801-2852.

                                    RECITALS

The purpose of this document is to establish a strategic alliance and marketing agreement ("Agreement") between Unisys and Objective. This Agreement outlines the cooperative proposal activities, sales, marketing, delivery, support and working relationship that Unisys and Objective will pursue in the U.S. Federal Government (the "Government") market sector for the period covered by this Agreement. Unisys and Objective agree to perform their respective obligations, as set forth in this Agreement.

Unisys has need of particular types of hardware, software and related products used in the production of video modems and related customer-premises video and multimedia distribution and switching products, which are essentially Seller's products as set forth in Seller's then-current standard Product and Price Listing or as otherwise defined (hereinafter "Products") for its use and for lease, rental, sublicense, and/or sale to others; and

Seller, among other things, is engaged in the design, manufacture, and sale of said Products and elements thereof, and Seller is willing to sell such Products to Unisys.

In consideration of the mutual covenants herein contained and intending to be legally bound by the provisions of this Agreement, Unisys and Seller agree as follows:

I.         SCOPE

A.         EXCLUSIVITY:  Unisys shall be the exclusive reseller of Objective's Products to the United States
           Courts. Unisys shall be the non exclusive reseller of Objective's Products to the Federal
           Government*          *             *               *               *              *
                 *              *             *               *               *              *
                 *              *             *               *               *              **
                 *              *Unisys will:
                 1.  Promote Objective's Products throughout the Unisys Federal customer base;
                 2.  Provide Objective's Product and feature training to Unisys sales personnel;
                 3.  Promote Objective's Products at key Industry Trade Shows;
                 4.  Include Objective's Products in the Unisys / Microsoft Application Development Center of
                     Excellence;
                 5.  Include Objective's Products, whenever possible and as mutually agreed by the parties,
                     on existing government contracts;*    *
                 *       *              *                *               *               *
                         *              *                *               *               *
                         *              *                *               *               *
                         *              *                *

*Text deleted pursuant to an application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.


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B.         PRODUCT SET: Unisys reserves the right to purchase any Product which
           Seller offers to any other reseller pursuant to the terms of this Agreement. Seller shall sell all new Products and Product enhancements to Unisys if such Products are generally available for sale to others. Unisys may productize and/or engage in proactive marketing programs on any one or more of these Products. Productization includes promoting the sale of the Products within the Unisys sales force and to our customers and entering the Product data and pricing in the on-line database for dissemination to the field sales personnel.

C. SALE TO OTHERS: Unisys is authorized to sell and support the Products for both end user and reseller customers of Unisys.

D. MAINTENANCE: Unisys is authorized to provide maintenance/support services for Products to its customers regardless of whether or not Unisys sold the customer the Products.


II.        SALES AND MARKETING

A. MARKETING PROGRAMS: Unisys and Seller will work together to develop marketing programs to promote visibility and customer awareness for the Unisys/Seller relationship.

B. TRAINING: Seller will provide reasonable sales and configuration training, at a location mutually agreed by the parties, at no charge to Unisys. The training will be designed to familiarize Unisys sales, marketing, technical and program management personnel with the features and functionality of the Products. Unisys will be allowed to videotape such training.

C. PRE-SALE SUPPORT: Seller shall provide pre-sale Product support, including customer site support if needed. Seller shall advise Unisys regarding availability of CD-ROM, Bulletin boards, telephone, and Internet support and shall provide links to demo facilities.

D. MARKETING DEVELOPMENT FUNDS: Seller shall provide reasonable funds for Unisys use to advertise and promote the sale of Objective's Products in conjunction with Unisys contracts and solutions. Such funds will be based on parameters to be mutually agreed by the parties. Seller and Unisys may participate in co-advertising and joint seminars.

E. CENTER OF EXCELLENCE: During the term of this Agreement, Seller agrees to provide, at no charge to Unisys, the following Products and related support:

           1. Objective shall provide the following minimum configuration for initial use and testing:

                      1       BDL-1020-0001-AGA VidPhone Switch - 20 User Bundle
                      20      BDL-6000-0101-WBM Win95 Station with AVD (NTSC)
                      1       BRD-0500-0001-AAA Conference Bridge
                      5       CBL-0015-0000-AAA Direct Access5 Extension Cable
                      1       GWY-1000-0001-AAA H.320 ISDN Gateway
                      1       Roll About Flat Panel VideoConferencing System


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           2. Objective shall provide the technical support necessary to ensure successful testing, use and demonstration of its Products during the development phase and the operation of the Center of Excellence. At a minimum, such support shall include:

           -     Technical points of contact

           - Hardware support to repair / replace failed products or components in a timely manner.


III.       BUSINESS ADMINISTRATION

A. TERM OF AGREEMENT: This Agreement has an initial term of one (1) year from the Effective Date and shall automatically renew for successive one year terms unless earlier terminated. Either party may terminate this Agreement with written notice issued at least ninety (90) calendar days prior to the effective termination date. Any such termination shall only affect continuation of this Agreement and may not affect arrangements which were established as a result of this Agreement.

B.         ORDERING OF PRODUCTS:

           Unisys authorized personnel may issue purchase orders for Products under the provisions of this Agreement.

C.         GOVERNMENT CONTRACT PROVISIONS:

           If an order specifies that Products are for resale to a state, local or federal government, Seller agrees to be bound by the specific government contract provisions attached to or referred to in the order which Unisys is required by law to include in its subcontracts. Such orders are subject to Seller's acceptance.

D.         ORDER CONTENT / ACCEPTANCE:

           Each order shall specify quantities, prices, delivery schedules, destination, and other similar matters necessary for the individual transaction to be adequately described. Orders are deemed accepted by Seller if issued in accordance with the provisions of this Agreement.

E.         PURCHASE COMMITMENTS:

           Unisys shall not be obligated to order or purchase any specific or minimum quantity of Products under this Agreement. The sole obligation and liability of Unisys to Seller shall be limited to the actual quantities of Products specified by purchase orders issued pursuant to this Agreement.

F. PRICING/TERMS: The net purchase price to Unisys is based on Seller's then-current Standard Product and Price List as of the date of shipment, less applicable discounts as set forth in Addendum A of this Agreement. Seller shall use reasonable efforts to provide Product and price change information to Unisys in electronic format and in a timely manner so as to allow updates of the Unisys ordering and sales support systems. The Unisys discount shall not change except by mutual agreement of the parties. Payment terms are Net 30 days from receipt of a proper invoice. Unisys and Seller agree to negotiate "bid specific" pricing on an as needed basis to effectively meet customer needs or competition on specific sales opportunities.

G. TERMINATION/CANCELLATION/RETURNS: Unisys may cancel orders for standard Products prior to shipment at no charge. Custom built or configured Products may be canceled at terms mutually agreeable to the parties. Either party may terminate this Agreement for default, subject to the


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           provision of written notice specifying such default and the allowance of a sixty (60) day cure period after receipt of such notice to cure the default. Unisys may return any non-defective properly packaged Product for a full refund.

H. MOST FAVORED CUSTOMER: Seller warrants that the prices, payment terms and other terms and conditions stated for the Products, spare parts, and supplies covered by this Agreement are not less favorable than prices, payment terms or other terms and conditions accorded to Seller's most favored customer for like items in similar quantities. If, at any time during the term of this Agreement, Seller provides to such customer of Seller more favorable net prices, payment terms or other terms and conditions for products and services which are substantially comparable to those licensed or sold to Unisys hereunder, Seller shall extend such prices, payment terms and other terms and conditions to Unisys.

I. LOGISTICS: Seller shall provide to Unisys all current Product lead-time information and update changes as needed. If lead-times become non-competitive or fail to meet market demand, Seller and Unisys will cooperate to reduce adverse impact on sales; an example would be to establish forecasts of orders to manage availability, and such order schedules would be modified to meet actual requirements in a timely manner with sufficient notice to Seller prior to scheduled delivery dates. Seller will promptly advise Unisys of any schedule changes on all open orders. Seller agrees to pay Unisys liquidated damages for late delivery in the amount of which the customer is contractually entitled from Unisys, provided that Unisys had advised Seller of the customer's inclusion of a liquidated damages provision and Seller had agreed to such provision. Seller shall provide expedited delivery capability to meet critical Products availability dates as needed. Seller shall ship Products to domestic and international destinations from the most cost effective manufacturing/inventory location. Seller is not authorized to make partial shipments unless Unisys requests or approves partial delivery in writing.

J. PACKING: Products shall be suitably packed and shipped in accordance with standard commercial packing, the requirements of common carriers, and in such manner as to assure against damage from transportation, weather, and other environmental conditions. The Unisys purchase order number and part numbers, and any other information required by the customer, must be plainly marked on all invoices, inner-packages, outer packing, bills of lading, and shipping orders. See Addenda C and D for further information and requirements.

K.         SHIPPING:

           1. Unisys may, from time to time, direct the use of specific carriers or premium modes of transportation and arrange for direct billing of freight charges to Unisys. If such Unisys direction relative to premium modes of transportation is necessitated by Seller's failure to perform in accordance with established schedules, Seller shall bear any resulting increase in transportation and packing costs.

           2. All orders must ship complete. No partial shipments are authorized unless Unisys provides explicit written authorization to do so. No invoices should be submitted, nor will they be processed for payment until the order ships complete unless otherwise authorized.

L. EXPORT: Unisys may request that Seller export Products to Unisys organizations or Unisys customers located outside of the United States, in which case Seller shall be the exporter of record. Seller shall then be responsible for compliance with applicable export regulations, including obtaining requisite export and/or re-export licenses, if any, in Seller's name covering said shipment


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           to the consignee (customer). Unisys shall provide Seller
           documentation necessary for Seller's use in application for export licenses or permits enough in advance of scheduled delivery dates so that Seller's associated shipping schedules shall not be impacted by government processing time. Any customs or duty charges will be the responsibility of Unisys.

M. ADMINISTRATION/NOTICES: All official notices shall be in writing and shall be sent by certified mail, return receipt requested, or by wire communications (i.e., telex, twx, facsimile, etc.), to the respective Contract Administrator, at the address noted below, or as may be changed from time to time by notice similarly given. Written and other forms of notices applicable to orders shall be sent to Unisys procurement personnel at the addresses noted in the orders affected.

           1.         For Unisys

                                 General administration and liaison shall be performed by Valerie Meuleners, Manager Contracts and Pricing (referred to herein as "Unisys Contract Administrator"), or her designee or successor.

                                 Marketing liaison shall be performed by Frank Zinzi (referred to herein as "Unisys Marketing Administrator"), or his designee or successor.

           2.         For Seller

                                 General administration and liaison shall be performed by Robert Emery, Vice President Administration & Finance (referred to herein as "Seller's Contract Administrator"), or his designee or successor.

                                 Marketing liaison shall be performed by Ty
                                 Glasgow, Director, Business Development
                                 (referred to herein as Seller's Marketing
                                 Administrator"), or his designee or successor.
                                                    .

           3. The Marketing Administrators may clarify, explain, provide further details, handle necessary marketing matters, implement marketing aspects, and develop administrative procedures, but shall have no authority to affect or change any of the terms and conditions of this Agreement. The exercise of Unisys rights of termination or cancellation and the exercise of other general rights of Unisys are reserved to Unisys Contract Administrator.



IV.        PRODUCT SUPPORT

A.         Express Warranties:

           1.          Seller warrants that:

                       a. The Products shall be free of defects in material and workmanship for a period of the greater of twelve (12) months from the date of installation or fourteen (14) months from date of invoice;

                       b. The Products shall be of new manufacture, in conformance with applicable specifications and regulatory agencies' requirements, free of defects in design, and free of any claim, encumbrance or lien; and

                       c. The Products shall be free of latent defects. As used herein, latent defects are defects that meet the following criteria:
           (i) such defects are not apparent to either party during


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           customary manufacturing or quality testing and/or inspection, (ii)
           such defects result solely from defective material, workmanship, or design and are not caused by misuse or misapplication of the Product, and (iii) such defects occur in at least three percent (3%) of a specific model of Product sold to Unisys during the life of the Product but limited to a maximum of ten (10) years after the initial delivery to Unisys of such Product,

           2. Seller shall repair or replace Products which are not in conformance with any of the foregoing warranties, and such obligation to repair or replace shall apply to the future performance of the Products so as to keep them in operating condition during each warranty term.

           3. Products repaired or replaced under the original warranty shall be warranted for the longer of the remainder of the warranty period on the original Products or three (3) months from reshipment of the repaired or replacement Products by Seller.

           4. Seller represents and warrants that it has title and the right to sell Products free and clear of all liens and encumbrances and the right to grant the software misappropriation or patent or copyright infringement in connection with the sale and licensing of the Products to Unisys.

           5. Seller's warranties, together with its service guaranties, shall run to Unisys and end users. Unisys inspection, approval, acceptance, use of, or payment for Products shall in no way affect Unisys warranty rights, whether or not a breach of warranty had become evident at the time. Seller shall honor customer warranty claims during the warranty period. However, Unisys reserves the rights to sell Product warranty uplifts or maintenance services to its clients and deliver such services directly to its clients during said warranty period.

B.         Remedies for Breach of Warranty

           1. Any Product, which fails within the first thirty (30) days after installation, shall be considered Dead on Arrival ("DOA"). DOA Products shall be replaced by Seller immediately upon notification of such occurrence and prior to the return of such DOA Products. For other than DOA occurrences, Unisys may return to Seller any Products in breach of any warranty, and Seller shall reship the repaired or replacement Product to Unisys within thirty
                      ( 30 ) days whenever possible and no later than ninety
                      ( 90 ) days after receipt of the nonconforming Products returned by Unisys.

           2. Unisys or its authorized agent shall submit warranty claims to Seller in writing, within a reasonable time, stating the nature and date of the claim.

           3. Special billing procedures for replacement Products may be established as needed based upon mutual agreement of the parties.

           4. Seller shall bear all freight charges associated with warranty claims for shipments to and from Unisys locations.

           5. Seller shall have the risk of loss, destruction, or damage to all returned Products while in Seller's possession and while in transit during return to Seller and reshipment to Unisys.

           6. Unisys rights under this Article are cumulative and nonexclusive and in addition to all other rights and remedies that Unisys may have in law or equity.

C.         Product Support

           Unisys shall be authorized to perform first level support and maintenance for the Products in a manner, which meets or exceeds Seller's service provision standards whether or not Unisys sold the Products to the customer. Seller shall provide secondary support to Unisys, at Unisys request, in supporting and maintaining the Products, at no charge to Unisys when the Products are under warranty and at mutually agreed charges for time and material when the Products are under extended warranty or maintenance.

D.         Seller-Provided Technical Training

           1. Unisys and Seller recognize the importance of training for the successful support of all Products. Unisys agrees to provide adequate staff and facilities to properly support Seller's Products.

           2. Seller shall, when requested by Unisys, provide sufficient initial training sessions to train sixteen (16) people at no additional charge. These initial training sessions will cover installation procedures, configuration, operation, trouble shooting and repair of the Products.

           3. Seller shall provide all manuals and course materials for the training specified in Paragraph 2, above. Seller grants Unisys the right to reproduce, modify, translate, and distribute manuals and course materials and the right to disclose the information contained therein for its own training purposes.

                      Seller shall provide camera ready copy and/or electronic media of such manuals and course materials, as well as course outlines, lesson guides, training aids, and other related materials, as available, for Unisys use in setting up its own training courses. Such manuals and course materials furnished to Unisys, and all copies thereof made by Unisys, shall become the property of Unisys.

           4. The preferred methodology for delivering training provided under Paragraph 2, above, is CBT (Computer Based Training), Video, or Self-Study for first level support, with more in-depth training reserved for second level support. Should Instructor-led training be required, it shall be done at times and locations mutually agreeable to the parties; provided, however,

                      a. if the training is to be performed at Seller's facility, Seller shall furnish all things required for such training and Unisys shall bear the cost of travel and living expenses of its personnel.

                      b. if the training is to be performed at other than Seller's facility, Unisys shall provide adequate training facilities and Seller shall bear the cost of travel and living expenses for its personnel.

           5.         If improvements or enhancements are made or new Products
                      (s) are added to this Agreement, and training for same is reasonably required by Unisys, Seller shall provide the type of training noted in Paragraph D-2, above, as well as manuals and course materials,


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                      for sixteen (16) people, at no charge or cost to Unisys
                      except as set forth in Paragraph b, of D-4 above.

           6. Seller shall, as requested by Unisys, provide additional training courses and/or training as noted herein for additional Unisys personnel.


E.         Software Update/Upgrade Distribution

           Seller shall make available object code and user documentation for all software maintenance releases, patches, bug fixes, updates and/or upgrades in accordance with the following priority of option preferences:

                      1. Electronic Bulletin Board (Dial-Up) - Preferred.

                      2. Seller maintains current software release status directly with Unisys customers based upon Seller's drop ship customer record.

                      3. Seller provides packaged deliverable Product for distribution by Unisys.

                      4. Seller provides gold master copies of materials for Unisys reproduction and distribution.

F.         Spare Parts

           Parts pricing shall be established at a discount equal to or greater than the discounts available from published list prices for Products under this Agreement. Seller shall ship parts in stock within one
           ( 1 ) days after receipt of order and lead time plus five (5) days for parts not in stock. Seller agrees to provide spares and/or repair services for a period of three (3) years after the end of Product life or the termination of this Agreement, whichever period is longer, at prices consistent with those afforded to other similarly situated resellers during the applicable time period.


G.         Information

           Seller will provide to Unisys a reasonable number of sets of Product documentation as needed to provide support to its customers, and the limited right to reproduce such documents from time to time for use within its support organization.. Seller must maintain a Product quality database, including records substantiating Product compliance with regulatory requirements and, upon reasonable request, allow Unisys to examine such database. Seller must have a problem prioritization and tracking system with response time commitments for problem resolution as mutually agreed by the parties.

H.         Diagnostic Software

           When applicable, Seller shall, at no cost to Unisys, provide Unisys with sufficient copies of existing Diagnostic Software for the Products. Seller hereby grants to Unisys non-exclusive and non-transferable license to copy and reproduce the Diagnostic Software solely for the purpose of the Unisys maintenance organization to meet the demands of the service delivery. The terms of this license shall continue until such time that Unisys no longer provides Product support services to its end-users.

I.         Configuration Control

           Seller shall provide Unisys at least ninety (90) days notice of any change in the Products which affects form, fit, function, regulatory approvals, interface, interchangeability, reliability, or maintainability.

J.         Escrow

           Seller agrees that Unisys shall have the option to require Seller to place source code and other technical documentation into escrow, should it become evident that Seller will no longer be able to perform pursuant to this Agreement. This right is deemed to include firmware which is downloadable to "flash" memory.


V.         LEGAL PROVISIONS

This Article contains standard legal terms and conditions relating to the purchase and resale of Products under this Agreement.


A.         CONFIDENTIAL INFORMATION AND DISCLOSURE

1) Any information which either party may disclose to the other party shall not be deemed to be confidential and shall be acquired free from any restriction, unless the information is proprietary to the disclosing party and, if it is disclosed in tangible form, the disclosing party marks such information as being confidential to it by marking such information as "Proprietary", "Restricted", or "Confidential." Any confidential information disclosed orally shall be identified as confidential at the time of disclosure and thereafter reduced to tangible form with a copy, prominently marked as aforesaid, delivered to the receiving party within ten (10) days of the verbal disclosure. When a writing contains both confidential and nonconfidential information, the disclosing party shall specifically note the information, which is confidential.

           However, notwithstanding the above, the identities, addresses, and other specific information regarding Unisys customers provided by Unisys to Seller shall be deemed Unisys confidential information.

2) Each party shall exercise the same degree of care to avoid the publication or dissemination of the confidential information of the other party as it affords to its own confidential information of a similar nature which it desires not to be published or disseminated, but in any case not less care than a reasonable person would exercise.

3) Confidential information disclosed under this Agreement shall only be used by the receiving party in the furtherance of this Agreement or the performance of its obligations hereunder.

4) The obligations of the parties with respect to confidential information shall survive the termination or cancellation of this Agreement. However, neither party shall be obligated to protect confidential information of the other party which:

                      a. is rightfully received by the receiving party from another party without restriction, or

                      b. is known to or developed by the receiving party independently without use of the confidential information, or

                      c. is or becomes generally known to the public by other than a breach of duty hereunder by the receiving party, or

                      d. has been or is hereafter furnished to others without restriction on disclosure, or

                      e. is known or available to the receiving party by inspection or analysis of products available in the market.

           The obligation not to use or disclose said confidential information shall end; either, two (2) years after the date of receipt of said confidential information, or years after the termination of this Agreement, whichever is later, except with respect to software for which the obligation shall continue until the occurrence of any of the events listed in Subparagraphs a through e, above.

5) Unisys shall be permitted to disclose said confidential information to subsidiaries, Affiliates, third parties and subcontractors for their use in the furtherance of this Agreement in accordance with the rights and licenses granted; provided, however, that subsidiaries, Affiliates, third parties and subcontractors agree to protect such information to the extent provided herein.

6) Nothing contained in this Section V.A., or elsewhere, shall be construed as preventing Unisys from marketing, selling, leasing, renting, or sublicensing the Products in the same manner as it may then market, sell, lease, rent, or sublicense its other Products. Unisys and subsidiaries, Affiliates and third parties may disclose Seller's confidential information to end users for the purposes of training, operation, maintenance and marketing of the Products; provided, however, that they shall require such end users to keep confidential any Seller confidential information so transferred to the same extent Unisys requires confidentiality with regard to its own confidential information under similar circumstances.

B.         DISCLAIMER

EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY HAS MADE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, CONCERNING THE PRODUCTS TO BE PROVIDED HEREUNDER, THE SCOPE OR DURATION OF ANY MARKETING EFFORT WHICH Unisys MAY UNDERTAKE, OR THE SUCCESS OF ANY SUCH MARKETING EFFORT. NEITHER PARTY HAS RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATION OF THE OTHER PARTY, WRITTEN OR ORAL, AS AN INDUCEMENT TO ENTERING INTO THIS AGREEMENT.

C.         LIMITATION OF LIABILITY

EXCEPT AS PROVIDED IN SECTION V.D. HEREOF, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

D.         INFRINGEMENT/INDEMNITY

Seller agrees to indemnify and hold harmless Unisys, its subsidiaries, Affiliates and subcontractors, and third party reseller customers, and end user customers of any of the aforesaid (the "Indemnified Parties") from any claim, liability, damage or expense including but not limited to legal expenses, of whatever kind for or on account of patent infringement, copyright infringement, misappropriation of trade secrets or violation of other proprietary rights in connection with or relating to the use, copying, reproduction, distribution, selling, licensing or other disposition of the Products. Seller agrees to defend or settle all suits and proceedings arising out of any of the foregoing provided, however, that Unisys shall give Seller prompt written notice of all suits or threats of suit and other such claims concerning patent or copyright infringement or misappropriation of trade secrets or other intellectual property against any of the Indemnified Parties. Unisys, at its own expense, shall have the right to participate in Seller's defense of any such action through Unisys' own counsel. In the event that Seller fails, after notice, to adequately defend or settle any action which it is obligated to defend or settle under this Section V.D., Unisys shall have the right of prosecuting and defending such action or actions and to collect such costs and expenses (including attorney's fees) from Seller and further shall have the right to charge Seller with any and all awards, damages, and court costs in such action or actions and to collect such awards, damages, and court costs from Seller. If any Product is held to be an infringement or misappropriation for which indemnification is to be provided by Seller, and its use is enjoined, Seller shall, at Seller's option and expense, either:

           1. Procure for the Indemnified parties the right to continue to utilize the Product pursuant to the license granted herein, or

           2. Replace or modify the Product in such a way that they shall not continue to constitute such infringement or misappropriation.

Seller shall not be liable under this Section V.D. if the Product has been modified by any of the Indemnified Parties and such modification is solely the cause of any such infringement or misappropriation, unless such modifications were made in accordance with Seller's instructions or with Seller's approval.

E.         TRADEMARKS AND TRADE NAMES

Nothing contained in this Agreement shall be construed as licensing either party to use any trademark or trade name owned or used by the other party without the prior written consent of the other party. However, Unisys, its subsidiaries, Affiliates and third parties shall have the unrestricted use of the terms stated in this Agreement (and any other or subsequent term used by Seller to identify the Products) in connection with the use, marketing, copying, distribution, sale, rental, lease, licensing, and sublicensing of the Products. When marketing the Products, Unisys, its subsidiaries and Affiliates shall have the right to use their own trademarks or trade names when referring to the Products.

F.         FORCE MAJEURE

Neither Unisys nor Seller shall be liable to the other for delays in the performance of or completion of this Agreement if such delay is caused by strikes, riots, wars, government regulations, acts of God, fire, flood or other similar causes beyond its control; provided, however, if such delay exceeds sixty (60) days, the other party shall have the option, exercisable by written notice, to terminate this Agreement by notice in accordance with Section III.M hereof.

G.         ASSIGNMENT AND BENEFITS

All the terms and conditions of this Agreement shall be binding upon, inure of the benefit of, and is enforceable by the respective successors and permitted assigns of the parties hereto. Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other. Such consent shall not be withheld unreasonably. Any unauthorized assignment or delegation shall be null and void. Notwithstanding the foregoing, either party may assign or otherwise transfer its rights and obligations to successors in interest (whether by purchase of stock or assets, merger, operation of law, or otherwise) of that portion of its business related to the subject matter hereof.

H.         DISPUTE RESOLUTION

1) This Section H shall govern any dispute between the parties arising from or related to the subject matter of this Agreement that is not resolved by agreement between the Contract Administrators.

2) The parties shall make a good-faith effort to amicably settle by mutual agreement any dispute that may arise between them under this Agreement. The parties agree to settle all disputes, controversies or claims which relate in any way to this Agreement finally and conclusively by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Any such arbitration shall be conducted in Virginia by one arbitrator selected from a panel of persons having experience with and knowledge of electronic computers and the computing business. The arbitrator selected will be an attorney. The arbitrator shall be chosen by both parties; if the parties are unable to agree, the arbitrator shall be selected by the AAA. Judgment upon the award may be entered in any court having jurisdiction thereof or having jurisdiction over the applicable party or its assets. Either party will be free to apply at any time to a court of competent jurisdiction for interim or conservatory relief and will not be deemed to have breached this agreement to arbitrate or to have infringed the powers of the arbitrator in doing so.

I.         GENERAL PROVISIONS

1)         Governing Law

           This Agreement shall be construed, governed and interpreted in accordance with the laws, but not the rules relating to the choice of law, of the Commonwealth of Virginia.

2)         Captions/Headings

           The captions and headings of the Articles, sections, and paragraphs contained herein have been inserted for the convenience of the parties and shall not be construed as a part of or modifying any provision of this Agreement.

3)         Waiver

           The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver of the future performance of any such term, covenant or condition or the future exercise of such right.

4)         Severability

           If any court should find any particular provision of this Agreement void, illegal, or unenforceable, then that provision shall be regarded as stricken from this Agreement and the remainder of this Agreement shall remain in full force and effect.

5)         Independent Contractors

           It is agreed that the relationship between the parties is that of independent contractors, and nothing contained in this Agreement shall be construed or implied to create the relationship of partners, joint venturers, agent and principal, employer and employees, or any relationship other than that of independent contractors. At no time shall either party make any commitments or incur any charges or expenses for or in the name of the other party.

6)         Conflict of Interest

           Seller agrees that it shall not engage directly or indirectly, either for itself, or with or for any other person or corporation, in any work or undertaking which shall conflict with or create any legal impediment against Seller's performance of its obligations under this Agreement and the rights and licenses granted to Unisys hereunder. Seller represents that there is no such present conflict of interest or any such legal impediment.

7)         Divestiture

           Notwithstanding other provisions of this Agreement to the contrary, subsidiaries, Affiliates, and other business units of Unisys which are, in whole or in part, divested by Unisys during the term of this Agreement shall, nevertheless, retain all rights pursuant to this Agreement which such divested entity had in the Products prior to such divestiture. The rights and obligations of such divested entities regarding the Products shall be the same as, but limited to, Unisys rights and obligations directly applicable to the use, payments and Seller support of the Products, and such divested entities shall have no other rights or obligations pursuant to this Agreement. All sales by such divested entities shall be contributory toward the achievement of any quantity and volume pricing discounts, and payments shall be at the then applicable net prices for the Products. Unisys shall notify Seller of such divested entities.

8)         Counterparts

           This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

9)         Publicity

           Seller shall not, except as may be required by law or federal regulation, or except with the prior written permission of Unisys, publicly advertise this Agreement or disclose its contents.

10)        Risk of Loss

           Until such time as the deliverable items have been delivered to the Unisys designated ship to address or the applicable end user location, all risk of loss shall be Seller's.

11)        Entire Compensation

           Except as may be specifically provided otherwise in this Agreement, Seller's performance and fulfillment of its other obligations under this Agreement, and the granting of licenses and rights to Unisys shall be at no additional cost or charge to Unisys.

12)        Personal Injury/Property Damage

           Each party (the "Indemnifying Party") shall hold harmless and defend the other party (the "Indemnified Party") from any claim of personal injury or property damage arising from any act or omission of the Indemnifying Party. The obligations of the Indemnifying Party under this Indemnification provision are conditional upon: (a) the Indemnified Party providing prompt written notice to the Indemnifying Party of any claim referred to above and any related action, suit, or other proceeding; (b) the Indemnified Party's permitting the Indemnifying Party to defend or settle such claim, action, suit, or proceeding (provided the Indemnified Party must approve in its sole discretion any settlement terms that obligate the Indemnified Party); and (c) the Indemnified Party provided the Indemnifying Party (at the Indemnifying Party's expense) all reasonable assistance in defending or settling the claim, action, suit, or proceeding. Upon request by Unisys, Seller shall furnish evidence of insurance coverage for such injury and damage.

13)        Notice of Delay

           Whenever any occurrence (e.g., an event of Force Majeure or a filling under a bankruptcy law) is delaying or threatens to delay Seller's timely performance under this Agreement, Seller shall promptly give notice thereof, including all relevant information with respect thereto, to Unisys.

14)        Compliance with Law

           In the performance of this Agreement, the parties shall comply with all applicable laws, executive orders, regulations, ordinances, rules, proclamations, demands and requisitions of national governments or of any state, local or other governmental authority which may now or hereafter govern performance hereunder including all laws, executive orders, regulations, ordinances, rules and proclamations regarding Equal Employment Opportunity, the exporting of technology, and withholding for income taxes.

15)        Foreign Offset Credits

           If any foreign government offset credits result from the performance of this Agreement, it is agreed that they shall be the sole property of Unisys.

16)        Survival of Provisions

           In addition to the rights and obligations which survive as expressly provided for elsewhere in this Agreement, the Articles and Addenda which by their nature should survive, shall survive and continue after any termination or cancellation of this Agreement.

17)        Entire Agreement

           This Agreement states the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous proposals, negotiations, representations, commitments, writings, agreements and other communications, both oral and written, between the parties. This Agreement may not be released, discharged, changed or modified, except by an instrument in writing signed by a duly authorized representative of each of the parties.

           This Agreement has been duly signed by the parties hereto as of the Effective Date.



OBJECTIVE COMMUNICATIONS, INC.                        UNISYS CORPORATION


By:    /s/ Robert H. Emery                            By: /s/ Beverly G. Hayes
   ----------------------------------------------        --------------------------

Title: Vice President, Administration and Finance     Title:  Director, Contracts
      -------------------------------------------           -----------------------

Date:  October 22, 1998                               Date:   November 5, 1998
     --------------------------------------------           ------------------------

                       WORLDWIDE MASTER RESELLER AGREEMENT

                                   ADDENDUM A

                             UNISYS PRICES/DISCOUNTS

           The Unisys discount percentage on *     *       . products shall be based on the *
           *  *  *  * Schedule listed below **     *       *       *        *       *        *
           *     *    *         *      *     *      Discounts will be based on *    *        *
           *     *    *         .      *     *     *       *       *        *       *        *
           *          *         *      *     *             *       *        *       *
           *     *    *.        *            *     *       *. The September 1998 Objective Price
List is attached *    *         *      *     to Addendum A.



                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *
                          *  *  *  *  *     *  *  *  *  *     * * * * *     * * * * *

*  *  *  *  **  *  *  *  **  *  *  *  *
*  *  *  *  **  *  *  *  **  *  *  *  *








*Text deleted pursuant to an application for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the Securities and Exchange Commission.